                                                                   EXHIBIT 10.19



                 COLLABORATIVE RESEARCH AND LICENSE AGREEMEENT


     This Collaborative Research and License Agreement is made and effective as of October 12, 1998 (the "Effective Date"), by and between 3-Dimensional Pharmaceuticals, Inc., a corporation having its principal place of business at Eagleview Corporate Center, 665 Stockton Drive, Suite 104, Exton, PA 19341, U.S.A. ("3DP"), and E.I. DuPont de Nemours & Co., a corporation having its principal place of business at 1007 Market Street, Wilmington, Delaware 19898, U.S.A. ("DuPont"). 3DP and DuPont may be referred to herein as a "Party" or, collectively, as "Parties".

     WHEREAS, 3DP is engaged in discovery research for a variety of biologically active compounds and the development of technologies to facilitate such research, and 3DP has patented systems for generating chemical compounds having desired properties;

     WHEREAS, DuPont is engaged in research and development of biologically active compounds and the development of technology for the control of pests and disease.

     WHEREAS, 3DP and DuPont desire to enter into a research and development collaboration to discover, identify, and evaluate compounds that have the property of [**]; and DuPont may develop, manufacture, distribute, market and sell world-wide products containing one or more of such [**] products;

     NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.  DEFINITIONS
     Unless otherwise specifically provided herein, the following terms shall have the following meanings:

     1.1 "Active Compound" means any composition of matter that has been shown to have [**] and [**] activity in the course of the Research Program.

     1.2 "Active Compound Patents" means any Patents that claim: (1) Active Compounds that are first conceived by either Party in the course of the Research Program; or (2) methods of making or using Active Compounds, where such methods are first conceived by either Party in the course of the Research Program.

     1.3 "Affiliate" of a Party means: (1) any corporation owning or directly or indirectly controlling at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party, and (2) any corporation owned or directly or indirectly controlled by a party, or by a corporation defined by subparagraph (1) above, through

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

ownership of at least fifty percent (50%) of stock normally entitled to vote for election of directors.

     1.4 "Agreement" shall mean the present agreement including its appendices.

     1.5 "Commercialization Candidate" means a Development Candidate that meets DuPont's formal criteria for marketing.

     1.6 "Confidential Information" means all information that has or could have commercial value or other utility in a Party's business, or the unauthorized disclosure of which could be detrimental to the Party's interests, including confidential information, inventions, know-how, data and materials relating to the Research Program or to the Licensed Products, and shall include without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

     1.7 "Custom Accessible Libraries" means any DirectedDiversity Chemical Library derived from using 3DP DirectedDiversity Technology and structure activity data provided by DuPont, and includes synthetically accessible compounds generated by 3DP and DuPont in the course of the Research Program derived from any source other than DuPont Compounds or a DuPont Compound Library or the Available Chemicals Directory.

     1.8 "Development Candidate" means an Active Compound that has commercially useful properties and has been selected for advanced field testing.

     1.9 "DirectedDiversity Chemical Library" means a computer-generated library of compounds containing integrated structure-activity and synthesis data.

     1.10  "DuPont" means E.I. DuPont de Nemours & Co. and Affiliates.

     1.11 "DuPont Compounds" means any compound developed or obtained by DuPont outside of the Research Program.

     1.12 "DuPont Compound Library" means any collection of DuPont Compounds or an electronic data file describing such a collection of DuPont Compounds, for example DuPont's CBCH compound file.

     1.13 "DuPont Custom Accessible Libraries" means any DirectedDiversity Chemical Library derived from using 3DP DirectedDiversity Technology and structure activity data provided by DuPont, and includes synthetically accessible compounds generated by 3DP and DuPont in the course of the Research Program derived only from DuPont Compounds or a DuPont Compound Library.

     1.14  "DuPont Patents" means any Patents owned or controlled by DuPont.

     1.15 "Effective Date" means the effective date of this Agreement as set forth in the first paragraph hereof.


     1.16 "Field" means the agricultural use of Active Compounds to inhibit the Target.


     1.17  "Joint Project Team" means the committee to be formed pursuant to
Article 4 of this Agreement.

     1.18  "Licensed Product" means any product containing an Active Compound.

     1.19 "Major Market" means Brazil, Canada, China, France, Germany, Italy, Japan, Russia, Spain, United Kingdom and United States.

     1.20 "Net Sales" means the gross invoiced sales price charged to third parties for all Licensed Products sold by DuPont and its Affiliates to such third parties after deduction of the following items: (i) customary trade, quantity and case discounts, wholesaler-charge backs, or rebates (including rebates to governmental agencies); provided that such discounts, charge backs and rebates are not applied disproportionately with respect to particular products sold; (ii) customary credits or allowances for rejection or return of previously sold Licensed Products; (iii) any direct tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and (iv) any charge for freight or insurance if separately stated.

     Combination Products: Where Product is sold in the form of a combination product containing one or more active ingredients in addition to an Active Compound, Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such combination Product by the fraction A/(A+B) where A is the net invoice price of Product to an end use customer containing such Active Compound, if sold separately, and B is the net invoice price of a product to an end use customer containing any other component or components in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties on the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of Product containing the Active Compound, if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, neither the Product nor the other active component or components of the Combination Product is sold separately in said country, Net Sales for the purposes of determining royalties of the combination Product shall be reasonably allocated between the Product and the other active components based upon their relative value as determined by the Parties hereto in good faith.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.21 "Patents" means all U.S. patent applications or issued patents, including provisionals, divisionals, continuations, continuations-in-part, reissues and extensions derived therefrom, as well as all foreign patents and foreign patent counterparts to the foregoing.


     1.22 [**] means the inhibition of the [**] of the Target in an assay to be identified by DuPont.


     1.23 "Research Program" means the joint research program that will be implemented pursuant to the research plan described in Article 2.

     1.24 "Research Program Patents" means any Patents, other than Active Compound Patents and 3DP DirectedDiversity Technology, that claim inventions, discoveries or knowhow conceived or reduced to practice by either Party in the course of the Research Program.

     1.25 "Research Term" means an initial period of three (3) years in which the Parties conduct research pursuant to the Research Program. This Research Term may be extended pursuant to Section 6.1 or can be shortened pursuant to
Section 9.2 of this Agreement.


     1.26  "Target" means the [**]


     1.27 "Target Leads" means any compound selected for evaluation of its [**] from any source, including but not limited to Custom Accessible Libraries, 3DP Accessible Libraries, DuPont Compound Libraries and the Available Chemicals Directory (which is a commercially available directory).

     1.28 "3DP Accessible Libraries" means any DirectedDiversity Chemical Library that is generated by 3DP outside of the Research Program.

     1.29 "3DP Compounds" means any compounds that are developed by 3DP outside of the Research Program, including but not limited to compounds that are actually synthesized by 3DP or contained in a 3DP Accessible Library.

     1.30 "3DP DirectedDiversity Technology" means 3DP Patents and know-how that relate to generating and utilizing a DirectedDiversity Chemical Library, including but not limited to U.S. Patent Nos. 5,463,564; 5,574,656; and 5,684,711. This term also includes any discoveries, improvements, inventions and modifications made in the Research Program to the extent that they relate to 3DP DirectedDiversity Technology. This term does not include the SAR models as described in Article 2 of this Agreement.

     1.31  "3DP Patents" means any Patents owned or controlled by 3DP.

     1.32  "Territory" means the entire world.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.33 "Valid Claim" means a claim of a Patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or has been taken.

2.  RESEARCH PROGRAM AND RESEARCH PLAN

     A.   Discovery Phase I.  Discovery Phase I will be implemented pursuant to
          -----------------
the confidentiality conditions of Article 3 below. The objective of this Phase I is to utilize 3DP DirectedDiversity Technology and DuPont knowledge and expertise to identify a first set of Target Leads to be screened for [**] against the Target. It is anticipated that this Discovery Phase I will be completed within three (3) months from the time that 3DP is provided access by DuPont to the DirectedDiversity Workstation described in Section 3.1 below.

     2.1 DuPont will furnish to 3DP structure and activity data on the [**] or additional properties of agrochemical utility of DuPont Compounds screened against the Target, including both compounds that are active and compounds that are inactive.

     2.2 3DP and DuPont will use 3DP's DirectedDiversity Technology to compute a chemical descriptor matrix to describe and map into a chemical descriptor space those DuPont Compounds for which [**] is provided by DuPont in Section 2.1.

     2.3 3DP and DuPont will develop a Structure Activity Relationship ("SAR") model based on the descriptor matrix described in Section 2.2 and other relevant information that may be available to 3DP.

     2.4  The chemical descriptor matrix of Section 2.2 and the SAR of Section
2.3 will be used to map DuPont Compounds, as they may be described in the DuPont Chemical Library, into the chemical descriptor space described in Section 2.2.

     2.5 3DP and DuPont will utilize 3DP's DirectedDiversity Technology to select jointly between [**] compounds as candidates for acquisition or synthesis. These candidate compounds, which will be selected based on the SAR described in Section 2.3, may be drawn from any appropriate source, including but not limited to, 3DP Accessible Libraries, Custom Accessible Libraries, DuPont Chemical Libraries, DuPont Custom Accessible Libraries, the Available Chemicals Directory and other chemical and available chemical libraries.

     2.6 3DP will provide synthesis protocols and consultations to DuPont for production of the compounds selected from the 3DP Accessible Libraries in
Section 2.5.

     B.   Discovery Phase II. Discovery Phase II will be implemented pursuant to
          ------------------
the confidentiality conditions of Article 3 below. The objective of this task is to utilize 3DP DirectedDiversity Technology to identify a Target Lead having [**]. It is

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

anticipated that this Discovery Phase II will be completed within twelve (12) months from the completion of Phase 1.

     2.7 DuPont will make a reasonable effort to acquire or synthesize the compounds identified in Section 2.5, and to screen these compounds for [**] against the Target.

     2.8 From the screening results obtained pursuant to Section 2.7, 3DP and DuPont jointly will develop a second generation SAR and will select an additional set of between [**] Target Leads for acquisition or synthesis. These compounds are to be selected from any of the sources identified in Section 2.5. DuPont will make a reasonable effort to acquire or synthesize the Target Leads selected in this Section 2.8, and to screen these Target Leads for [**] against the Target.

     C.  Discovery Phase III.  Discovery Phase III will be implemented pursuant
         -------------------
to the confidentiality conditions of Article 3 below. The objective of this task is to utilize 3DP DirectedDiversity Technology identify an Active Compound. It is anticipated that this Discovery Phase III will be completed within twenty-two (22) months from the completion of Phase II.

     2.9 Based on the data developed in Phase II, or as soon as practically defined by a derived SAR obtained in paragraph 2.3, 3DP and DuPont will jointly develop more refined Custom Accessible Libraries. 3DP and DuPont will jointly determine the selection criteria of the Target Leads to be selected from the Custom Accessible Libraries. DuPont shall be responsible for developing the synthesis protocols of selected Target Lead compounds in the Custom Accessible Libraries and will validate production chemistry to produce the selected Target Lead compounds with high fidelity (typically >80% of library compounds synthesized at > 80% purity). DuPont will make a reasonable effort to acquire or synthesize the compounds selected from the Custom Accessible Libraries in this
Section 2.9, and to screen the selected compounds for Protease Inhibition Activity against the Target.

     2.10 3DP and DuPont will perform iterative cycles of selection, synthesis, acquisition, screening and SAR generation until Active Compounds are produced with commercially useful properties. Progress toward these properties will be evaluated no less frequently than every six (6) months by the Joint Project Team described in Article 4. Performance criteria that will define Active Compounds against the Target both in vitro and in vivo will be established that are mutually agreeable to DuPont and 3DP.

     2.11 In the event that a suitable high resolution X-ray crystal structure of the Target becomes available during the course of the Program, 3DP- shall use this structural information to suggest other Target Leads from any appropriate and available source.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

3.  IMPLEMENTATION AND SECURITY FOR CONFIDENTIAL
     INFORMATION

     3.1 Access by DuPont to DirectedDiversity Workstation. In order to satisfy the confidentiality concerns of the Parties about their respective Confidential Information, particularly including but not limited to the 3DP DirectedDiversity Technology, 3DP Accessible Libraries, DuPont Compounds and the DuPont Compound Libraries, the Parties agree to utilize the following procedures and safeguards. A restricted access computer workstation will be established at a DuPont facility to be identified that is capable of operating the 3DP DirectedDiversity Technology and accessing 3DP Accessible Libraries and DuPont Compound Libraries. DuPont will provide the required hardware and system software and 3DP the required application software component of the 3DP DirectedDiversity Technology for the workstation. Access to this workstation will be limited to selected 3DP and DuPont employees. The software application component will be jointly operated by representatives of 3DP and DuPont. A dual password protection system will be used to ensure that there is at least one employee from both 3DP and DuPont present at all times when the workstation is being used interactively. Additional operational details regarding the workstation will be jointly determined.

     3.2 Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for five years thereafter, the "Receiving Party" shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the "Disclosing Party" pursuant to this Agreement (including without limitation, know-how), except to the extent that it can be established by the Receiving Party that such Confidential
Information:

          (a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party; at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

          (d) was subsequently lawfully disclosed to the Receiving Party by a third party; or

          (e) disclosure was compelled by governmental administrative agency or judicial requirements.

          (f)  The obligations of confidentiality and non-use set forth in this
     Section 3.2 shall also apply to biological material and chemical compounds and associated information (including without limitation know-how) disclosed by one Party to the other prior to or during the term of this Agreement. The Receiving Party shall notify the Disclosing Party of such action prior to disclosure.

     3.3 Written Assurances. Each Party shall inform its employees and consultants who perform substantial work on the Research Program, of the obligations of confidentiality specified in Paragraph 3.2 and all such persons shall be bound by the terms of confidentiality set forth therein. All employees and consultants who are inventors on any patents arising under work carried out under the Research Program shall assign to such Party or Parties all inventions made by such persons during the course of performing the Research Program. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party's secret or Confidential Information, it will give at least 30 day written, advance notice to the latter Party of such disclosure requirement and, to the extent such disclosure is not required by law, shall provide the Party whose information is being disclosed, a first right of refusal.

     3.4 Permitted Disclosures for Business Development Purposes. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, 3DP may describe the financial terms of this Agreement in confidence to those whose primary business is venture capital, their agents, and investment bankers.

4. JOINT PROJECT TEAM

     4.1  Joint Project Team.

          (a) The Discovery Phase of the Program will be managed by a Joint Project Team. DuPont and 3DP will each designate three (3) members selected by their respective R&D management to form this Joint Protect Team. The Joint Project Team shall be responsible for:

                    i.  Monitoring the progress of research; and

                    ii.  Reviewing, approving, and amending the research plan.

          (b) The Joint Project Team may make recommendations about, but will not have sole authority over:

                    i. Review and approval of publications and other disclosures related to the subject matter of the Program;

                    ii. Selecting compounds to be advanced for further chemical elaboration or field testing, or regulatory animal testing; and

                    iii.  Annual allocation of the Program budget within DuPont.

     The final decision on items i, ii, and iii in subparagraph (b) above shall be made by DuPont.

     Matters outside the scope of the Program and internal to each Party are not under the purview of the Joint Project Team. Such matters include, but are not limited to the following: internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions. However, the Parties agree to communicate with each other promptly on those matters which while outside the scope of the Program, nevertheless may reasonably be expected to influence the conduct or term of the Program or the intended commercialization of an Active Compound.

5. LICENSE AND ALLOCATION OF RIGHTS

     5.1 Research License to DuPont for DirectedDiversity Technology. 3DP hereby grants to DuPont a three (3) year, world-wide, nonexclusive, non-cancelable license under the 3DP DirectedDiversity Technology and 3DP Patents to evaluate the Custom Accessible Libraries, DuPont Custom Accessible Libraries and 3DP Accessible Libraries to identify Target Leads pursuant to the Research Program. DuPont shall not use the 3DP DirectedDiversity Technology or the foregoing research license for any other purpose except that which is provided in Section 5.9. This license is personal to DuPont and may not be assigned or sublicensed without written permission from 3DP.

     5.2 Ownership of DuPont Compounds, DuPont Custom Accessible Libraries and their Use in the Research Program. DuPont retains ownership of the DuPont Compounds and DuPont Custom Accessible Libraries produced in the course of the Research Program. The Parties agree that 3DP may use, for purposes of this Research Program only, any information provided by DuPont about any of the DuPont Compounds to produce a data base containing compound descriptors, and that 3DP may use such a data base to jointly develop Custom Accessible Libraries for the Target field exclusively.

     5.3 Ownership of 3DP Compounds and 3DP Accessible Libraries. 3DP shall own all 3DP Compounds and 3DP Accessible Libraries.

     5.4 Ownership of Custom Accessible Libraries and their Use in the Research Program. Custom Accessible Libraries produced in the course of the Research Program shall be jointly owned. For a period of five (5) years following the end of the Research Term, 3DP agrees not to utilize any Custom Accessible Libraries or 3DP Accessible Libraries to identify Target Leads or Active Compounds outside of this Agreement. Notwithstanding the foregoing, in the event that any compound contained in any Custom Accessible Library falls within the scope of any DuPont Patents or any Active Compound

Patent, this Agreement provides no license or other rights under such DuPont Patents to 3DP.

     5.5 Ownership of Inventions Made in the Research Program. All Active Compound Patents shall be owned by DuPont. All Research Program Patents shall be owned on the basis of inventorship as described in Section 7. 1. All 3DP DirectedDiversity Technology shall be owned by 3DP.

     5.6 Background License to DuPont in the Field for Active Compounds. 3DP hereby grants to DuPont a world-wide, paid-up nonexclusive license, with the right to sublicense, under any Custom Accessible Library, 3DP Accessible Library, 3DP Patents or Research Program Patents to the extent that such rights are reasonably necessary for the synthesis or commercialization of Active Compounds in the Field.

     5.7 Commercialization by DuPont of Custom Accessible Library Compounds Outside of the Field. Where Active Compounds are concerned, the royalty provisions of Sections 6.4 and 6.5 shall apply for commercialization by DuPont outside of the Field. The Parties agree to negotiate in good faith an exclusive license under any Custom Accessible Library, 3DP Accessible Library, 3DP Patents or Research Program Patents for any compounds contained in a Custom Accessible Library, other than Active Compounds, that are actually synthesized by DuPont and selected for marketing for uses outside of the Field. Accordingly, 3DP grants DuPont rights to screen such compounds against Targets outside of the Field.

     5.8 License of Active Compounds by 3DP for Uses Outside of the Field. DuPont agrees to negotiate in good faith a license for 3DP to commercialize Active Compounds under the Active Compound Patents to develop, make, have made, import, use, sell and offer for sale Active Compounds for all uses outside of the Field, provided the Active Compounds are outside DuPont's life science efforts or interest.

     5.9 Expansion of License Rights to 3DP DirectedDiversity Technology. Upon request by DuPont, 3DP agrees to enter into good faith negotiations to expand DuPont's license rights granted pursuant to Section 5.1 to use 3DP DirectedDiversity Technology to additional targets and/or other fields. During the term of the license agreement granted pursuant to Section 5.1, 3DP will work with a representative of DuPont to design and run mutually agreeable experiments utilizing 3DP DirectedDiversity Technology. The purpose of such experiments will be to allow DuPont to evaluate the additional application of 3DP DirectedDiversity Technology.

     5.10 Further Assurances. Each Party shall refrain from allowing any lien or encumbrance to vest with respect to any rights granted pursuant to this
Article 5. Each Party agrees that it shall not practice or use any rights granted to it by the other Party under this Agreement, except as permitted by the terms hereof

     5.11 Non-Compete. 3DP shall not enter into any agreement with a third party to discover inhibitors of the Target while the license in Section
5.1 to use the 3DP DirectedDiversity Technology remains in effect and for a period of five years thereafter.

6. FINANCIAL TERMS


     6.1 DirectedDiversity Licensing Fee. The licensing fee for the initial three (3) years of the research license granted pursuant to Section 5.1, shall be [**], and shall be payable in annual installments of [**] that are not cancelable or refundable. The first payment of which shall be due within thirty
(30) days from the Effective Date of this Agreement and the second and third payments of which shall be due twelve (12) and twenty-four (24) months thereafter. After the initial three (3) year period, the Research Program may be extended on an annual basis, along with the research license to use the 3DP DirectedDiversity(R) Technology in the Research Program, upon payment of a license fee of [**] per year, for all or any part of each year that the Research Program is extended. These fees are non-refundable, and provide a license to use 3DP DirectedDiversity Technology, including custom software, that is limited to research involving the Target in the Field, and that is further limited to the confidentiality obligations and joint implementation protocol described in
Section 3.1.


     6.2  Discovery Phase Milestone Payments.


                    i.   Discovery Phase I - [**] upon completion of Phase I.

                    ii. Discover Phase II - [**] upon the earlier of: (1) completion of tasks outlined in Phase II; or (2) the identification of a Target Lead having [**].

                    iii. Discovery Phase III - [**] at the initiation by DuPont and 3DP of the development of additional Custom Accessible Libraries pursuant to Section 2.9, and [**] every six (6) months thereafter until the completion of the Discovery Phase III pursuant to Section 2.10. These payments will continue until the Launch Decision Milestone described in Section 6.3 has been achieved. Prior to each six (6) month period, evaluation of the progress toward an inhibitor with commercial promise will be made by a DuPont and 3DP Joint Project Team. New objectives will be established by the Joint Project Team for each six (6) month period. It is expected that the tasks outlined in Section 2.9 and
               Section 2.10 will lead to the identification of an Active Compound [**]. A corresponding acceptable level of in vivo activity is to be mutually agreed upon by DuPont and 3DP.


     6.3  Development Phase Milestone Payments.


----------------------------------------------------------------------------------------------
If Active Compound derived from...
----------------------------------------------------------------------------------------------
                                       DuPont Compound             Custom             3DP
                                     Libraries, Available        Accessible        Accessible
                                    Chemicals Directory or   Libraries or DuPont   Libraries
                                      other third party       Custom Accessible
                                      chemical libraries         Libraries
----------------------------------------------------------------------------------------------
Upon formal selection of a
  Development Candidate
  (venture verification)                   [**]                     [**]              [**]
----------------------------------------------------------------------------------------------
Upon formal selection of a
  Commercialization
  Candidate (venture
  development)                             [**]                     [**]              [**]
----------------------------------------------------------------------------------------------
Upon formal determination
  of a Launch Decision
  (venture launch)                         [**]                     [**]              [**]
----------------------------------------------------------------------------------------------


     6.4  Commercialization Phase Payments.


------------------------------------------------------------------------------------------------
If Active Compound derived from...
------------------------------------------------------------------------------------------------
                                         DuPont Compound             Custom             3DP
                                       Libraries, Available        Accessible        Accessible
                                      Chemicals Directory or   Libraries or DuPont   Libraries
                                        other third party       Custom Accessible
                                        chemical libraries         Libraries
------------------------------------------------------------------------------------------------
Upon formal commercialization
  (registration and sales) in
  a Major Market of an Active
  Compound                                   [**]                     [**]              [**]
------------------------------------------------------------------------------------------------
If Active Compound derived from...
------------------------------------------------------------------------------------------------
Upon [**] commercialization
  (registration and sales) of
  an Active Compound in [**]
  additional Major Markets                   [**]                     [**]              [**]
------------------------------------------------------------------------------------------------


     6.5 Royalty for Net Sales of Active Compounds. DuPont shall pay 3DP a sliding scale royalty on annual Net Sales in the Territory, on a country by country basis, for a period of not less than 10 years or until any Active Compound Patent(s) in that country expire, whichever period of time is greater. Thereafter, DuPont shall have a fully paid-up perpetual license in such country. These royalty payments shall be paid on an

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

annual basis within thirty (30) days following the end of each calendar year. The sliding scale royalty shall be:


----------------------------------------------------------------------------------------------
If Active Compound derived from...
----------------------------------------------------------------------------------------------
                                       DuPont Compound             Custom             3DP
                                     Libraries, Available        Accessible        Accessible
                                    Chemicals Directory or   Libraries or DuPont   Libraries
                                      other third party       Custom Accessible
                                      chemical libraries         Libraries
----------------------------------------------------------------------------------------------
  Annual Net Sales less than
  or equal to [**]                         [**]                     [**]              [**]
----------------------------------------------------------------------------------------------
  Annual Net Sales greater
  than [**] and less than or
  equal to [**]                            [**]                     [**]              [**]
----------------------------------------------------------------------------------------------
  Annual Net Sales greater
  than [**] and less than or
  equal to [**]                            [**]                     [**]              [**]
----------------------------------------------------------------------------------------------
  Annual Net Sales greater
  than [**]                                [**]                     [**]              [**]
----------------------------------------------------------------------------------------------


     6.6 Mode of Payment. All payments to 3DP hereunder shall be made by wire transfer of United States Dollars in the requisite amount to such bank account as 3DP may from time to time designate by notice to DuPont. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on 3DP), fees or charges, to the extent applicable. As to the royalty payments, the amount of Net Sales shall be converted into U.S. Dollars, by applying the buying rate for the applicable day of conversion as published by Wall Street Journal on the last business day of applicable quarter.

     6.7 Records Retention. For two years after each sale of each Licensed Product, DuPont shall keep (and shall assure that its Affiliates and any sublicensees shall keep) records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder. At the request of 3DP, DuPont shall permit an independent certified accountant appointed by 3DP, at reasonable times and upon reasonable notice, to examine these records solely to the extent necessary to verify such calculations. Such investigation shall be at the expense of 3DP unless it reveals a discrepancy in DuPont's favor of more than ten per cent, in which event it shall be at DuPont's expenses.

     6.8 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

7. INVENTIONS AND PATENTS

     7.1 Title to Patents. Subject to the conditions of Article 5, all Active Compound Patents shall be owned by DuPont. All Research Program Patents shall be individually or jointly owned depending on the relative inventive contributions of each Party. All 3DP DirectedDiversity Technology made in the course of the Research Program shall be owned by 3DP.

** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     7.2  Filing of Patent Applications.

              (a) DuPont has the right but not the obligation to file patent applications that fall within the scope of Active Compound Patents. DuPont also has the right but not the obligation to file patent applications that fall within the scope of Research Program Patents that are owned solely by DuPont or owned jointly with 3DP. 3DP has the right but not the obligation to file patent applications that fall within the scope of Research Program Patents that are owned solely by 3DP and patent applications that fall within the scope of 3DP DirectedDiversity Technology.

               (b) If either Party having the right to file patent applications chooses not to do so, the other Party may file such patent applications. Notwithstanding the foregoing, DuPont shall have the sole responsibility and discretion as to the filing and prosecution of any Active Compound patents or Research Program Patents to the extent that they claim DuPont Compounds. 3DP shall have the sole responsibility and discretion as to the filing and prosecution of any Patents to the extent that they claim 3DP DirectedDiversity Technology.

               (c) DuPont and 3DP shall consult as to the territorial scope of filing of Active Compound Patents and Research Program Patents and the preparation, prosecution and maintenance of resulting patent rights. Where there is co-ownership, the Parties will decide who is in the best position to file, and shall regularly provide each other with copies of all filings and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment.

     7.3 Patent Expenses. The costs of prosecuting and maintaining patent applications that are jointly owned shall be shared equally by the Parties. However, either party may chose to assign any of such patent rights to the other party and have no further obligations for costs for such patent rights.

     7.4  Enforcement of Patents.

               (a) If either Party considers that a Valid Claim of any of the Active Compound Patents claiming the manufacture, use or sale of a Commercialization Candidate or Licensed Product is being infringed by a third party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. DuPont shall have the right but not the obligation, at its own expense, to attempt to remove such infringement by commercially appropriate steps, including suit. If required by law, 3DP shall join such suit as a party, at DuPont's expense. In the event DuPont fails to take commercially appropriate steps with respect to such an infringement of the Active Compound Patents that is likely to have a material adverse effect on the sale of Commercialization Candidates or Licensed Products, within six months following notice of such infringement, 3DP shall have the right to do so at its expense, provided that DuPont shall not be required to enforce such Active Compound Patents against more than one entity or in more than one country at any one time.

          (b) Any amounts recovered by DuPont pursuant to subsection a), above, whether by settlement or judgment shall be reported as Net Sales for the purpose of calculating royalties to 3DP, after deduction of DuPont's expenses in making such recovery.

          (c) The Parties agree to discuss whatever steps may be appropriate to enforce Active Compound Patents to the extent that they encompass uses of Active Compounds outside of the Field.

          (d) The Party not enforcing the Active Compound Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

          (e) If either Party considers that a Valid Claim of any of the Research Program Patents is being infringed by a third party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. The Parties agree to discuss in good faith the enforcement of any such Patents. If such Patents are enforced by either Party, the Party not enforcing the Research Program Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

     7.5 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a Patent of any third party in the manufacture, use or sale of a Commercialization Candidate or Licensed Product or in the conduct of the Research Program, the Parties shall promptly discuss and decide the best way to respond.

8. INDEMNIFICATION

     8.1 Indemnification by DuPont. DuPont shall indemnify, defend and hold 3DP and its agents, employees and directors (the "3DP Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of third party claims or suits related to (a) DuPont's performance of its obligations under this Agreement; or (b) the manufacture, use or sale of Licensed Products by DuPont and its Affiliates, sublicensees, distributors and agents, except to the extent such claims or suits result from the breach of any of the provisions of this Agreement, negligence or willful misconduct of the 3DP Indemnitees. Upon the assertion of any such claim or suit, the 3DP Indemnitees shall promptly notify DuPont thereof and DuPont shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the 3DP Indemnitees with respect to any claim or suit for which indemnification is sought. The 3DP Indemnities shall not settle any such claim or suit without the prior written consent of DuPont, unless they shall have first waived their rights to indemnification hereunder.


     8.2 Indemnification By 3DP. 3DP shall indemnify, defend and hold DuPont and its agents, employees and directors (the "DuPont Indemnitees') harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of third party claims or suits related to (a) 3DP's performance to its obligations under this Agreement or (b) the manufacture, use, or sale of Licensed Products by 3DP and its Affiliates sublicensees, distributors and agents except to the extent that such claims or suits result from the breach of any of the provisions of this Agreement, negligence or willful misconduct of the DuPont Indemnitees. Upon the assertion of any such claim or suit, the DuPont Indemnitees shall promptly notify 3DP thereof and 3DP shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the DuPont Indemnitees with respect to any claim or suit for which indemnification is sought. The DuPont Indemnitees shall not settle any such claim or suit without the prior written consent of 3DP, unless they shall have first waived their rights to indemnification hereunder.

9.  TERM AND TERMINATION

     9.1 Term. This Agreement shall commence upon the Effective Date. The term of the research license to the 3DP DirectedDiversity Technology and 3DP Patents that is granted in Section 5.1 shall be three (3) years from the Effective Date unless the Research Program and research license are extended in the Field pursuant to Section 6. 1. The Research Term of this Agreement shall be coextensive with the term of the foregoing research license and shall expire when the research license expires or is terminated. This Agreement otherwise shall expire on the expiration of all royalty obligations hereunder. DuPont may be granted a research license to include other targets outside of the Research Program pursuant to Section 5.9.

     9.2 Termination. DuPont may terminate the Research Program at any time by giving 3DP at least one (1) month written notice. However, such termination does not affect the license fees otherwise due under Section 5.1, Section 5.9 and Section 6. 1. Such termination also does not affect 3DP's obligations under
Section 3.1 and Section 5.9 during the three-year license period pursuant to
Section 5.1. Termination of the Research Program also does not terminate obligations of confidentiality under the Research Program.

     9.3 Breach.

          (a) Failure by a Party to comply with any of the material obligations contained herein shall entitle the Party not in default to give notice to have the default cured. If such default is not cured within 60 days after the receipt of such notice, or diligent steps not taken to cure if by its nature such default could not be cured within 60 days, the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement, provided, however, that such right to terminate shall be stayed in the event that, during such 60 day period, the Party alleged to have been in default shall have: (i) initiated arbitration in accordance with Section 12.9, below, with respect to the alleged default, and (ii) diligently and in good faith cooperated in the prompt resolution of such arbitration proceedings.

          (b) The right of a Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

     9.4  Insolvency or Bankruptcy.

          (a) Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for 90 days undismissed, unbonded and undischarged.

          (b) Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by DuPont or 3DP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "Intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Parties under the U.S. Bankruptcy Code, the Parties hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceedings elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by a non-subject Party.

     9.5 Consequences of Termination. Upon termination or expiration of the Research Program Portion of this Agreement, each Party shall promptly return all relevant records and materials in its possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder. The obligations of confidentiality specified in Paragraphs 3.2 continue and remain in force even if this Agreement is terminated.

     10.1 Advanced Field Trials and Regulatory Responsibilities

     10.1 Field Trials. DuPont will design and conduct all field trials that are required in connection with the commercialization of Licensed Products, at DuPont's sole expense.

     10.2 Regulatory Approvals. DuPont shall be responsible for all regulatory filings and related submissions that are made in connection with the commercialization of Licensed Products for agricultural purposes, at DuPont's sole expense.

11.  Representations and Warranties

     11.1 Authority. Each Party represents and warrants that it has the full right, power and authority to execute, deliver and perform this Agreement.

     11.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

     11.3 No Existing Third Party Rights. The Parties represent and warrant that their obligations under this Agreement are not encumbered by any rights granted by either Party to any third parties.

     11.4 Continuing Representations. The representations and warranties of each Party contained in this Article 11 shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the term of this Agreement with the same effect as if made on and as of such later date.

     11.5 Warranty as to Third Party Patents. 3DP warrants that, to 3DP's knowledge, based upon its review of the results of a reasonable search of relevant issued U.S. patents, as of the Effective Date, the conduct of the Research Program, including the use of the 3DP DirectedDiversity Technology as permitted by this Agreement, will not violate the intellectual property rights of any third party.

     11.6 No Warranty as to Commercial Success. 3DP offers no warranty that use of the 3DP DirectedDiversity Technology under this Agreement will result in the discovery or the successful commercialization of a Licensed Product for use against the Target in the Field.

     12.  Miscellaneous Provisions

     12.1 Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          (b) Without limiting the foregoing, Articles 3, 7, 8 and 12 and Sections 5.1, 5.2, 5.3, 5.4, 6.1 and 6.7 of this Agreement shall survive the expiration or termination of this Agreement.

     12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     12.3 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

     12.4 No Trademark Rights. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

     12.5 Public Announcements. The Parties shall consult with each other and reach mutual written agreement before making any public announcement concerning this Agreement or the subject matter hereof. DuPont shall have the right to review all filings, to the extent that they describe the terms of this Agreement or the arrangements with DuPont reflected herein, prior to their submittal by 3DP to the SEC, including all proposed redacted copies of this Agreement. 3DP shall give due respect to any reasonable and timely request by DuPont with respect thereto, including confidential treatment of selected portions of this Agreement.

     12.6 Entire Agreement of the Parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     12.7 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     12.8 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

     12.9 Disputes. Either Party may give the other Party written notice of a dispute not resolved in the normal course of business. Upon such notice, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have the authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. If the matter has not been resolved by these persons within 30 days of a disputing party's notice, either Party may initiate mediation as provided herein. If the dispute has not been resolved by negotiation, the Parties shall endeavor to settle the dispute by mediation under the Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes in effect on the Effective Date of this Agreement. Unless the Parties agree otherwise, a neutral mediator will be selected from a CPR Panel of Neutrals, with the assistance of CPR or, if the Parties agree, from the American Intellectual Property Law Association (AIPLA) Panel of Mediators.

     12.10 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation of delivery by registered letter (or its equivalent) or delivery by certified overnight counter service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

If to DuPont:

E.I. DuPont de Nemours & Co.
1007 Market Street
Washington, DE 19898

Attention:  Corporate Secretary

with a copy to:

DuPont Agricultural Products
Barley Mill Plaza Routes 141 and 48
Wilmington, DE 19885

Attention: Manager, Cereal and Specialty Herbicides

If to 3DP:

3-Dimensional Pharmaceuticals, Inc.
Eagleview Corporate Center
665 Stockton Drive, Suite 104
Exton, PA 19341

Attention: President

with a copy to:

Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, PA 19103

Attention: David R. King, Esq.

     12.11 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER WISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other third parties for such or other damages.

     12.12  Assignment. Except for the research license granted pursuant to
Section 5.1 and DuPont's access to 3DP DirectedDiversity Technology pursuant to the confidentiality provisions under Article 3, this Agreement may be assigned by either

Party in connection with the sale or offer of substantially all of its assets that relate to this Agreement. 3DP shall provide reasonable notice to DuPont before making such an assignment so that DuPont may decide whether or not to terminate this Agreement.

                      ___________________________________

In WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

3 DIMENSIONAL                      E. I. DUPONT DE NEMOURS & CO.
PHARMACEUTICALS, INC.

By: /s/ F. Raymond Salemme                 By:/s/ Philip L. Meredith
    -------------------------                 -------------------------------

Name: F. Raymond Salmme                    Name: Philip L. Meredith
      -----------------------                    ----------------------------

Title: President & CEO                     Title: R & D Director
       ----------------------                     ---------------------------


                                           By: /s/ Elmo Berger
                                               ------------------------------

                                           Name: Elmo Berger
                                                 ----------------------------

                                           Title: Vice President of R & D
                                                  ---------------------------


                                           By: /s/ Kurt Landgraf
                                               ------------------------------

                                           Name: Kurt Landgraf
                                                 ----------------------------

                                           Title: Executive Vice President,
                                                  ---------------------------
                                                  Dupont Life Sciences
                                                  ---------------------------


                                      -22-